Exhibit 99.1

For Immediate Release

CHARLES RIVER ANNOUNCES MUTUAL TERMINATION
OF ACQUISITION AGREEMENT WITH WUXI PHARMATECH

– Board of Directors Approves
$500 Million Stock Repurchase Plan –

– Special Stockholder Meeting Canceled –

– Second-Quarter Earnings Release and Conference Call Rescheduled –

WILMINGTON, MA, July 29, 2010 – Charles River Laboratories International, Inc. (NYSE: CRL), a leading global provider of research models and associated services and of preclinical drug development services, today announced that it has mutually agreed with WuXi PharmaTech (Cayman) Inc. (NYSE: WX) to terminate their previously announced acquisition agreement.  The Company also announced that its Board of Directors has authorized a new $500 million stock repurchase program.

The termination agreement provides for Charles River to pay WuXi a $30 million breakup fee for full satisfaction of the parties’ obligations under the acquisition agreement and includes mutual releases of any claims and liabilities arising out of or relating to the acquisition agreement.  As a result of the termination of the acquisition agreement, the special meeting of Charles River stockholders to be held on August 5, 2010 has been canceled.

James C. Foster, Chairman, President and Chief Executive Officer said, “We believed that this transaction, which would have created the premier early-stage contract research organization, would have resulted in long-term strategic benefits for our business and our shareholders.  We also value our stockholders’ views and given their concerns about the proposed transaction, and our commitment not to proceed without their support, we have decided that terminating the transaction is the appropriate action to take.

“Although we are disappointed in the outcome of the proposed transaction, our overall strategy remains unchanged.  We intend to be the premier early-stage CRO and will continue to build our early development capabilities – specifically our discovery services – in order to support our clients’ efforts across a broader portion of the drug development pipeline.  We will enhance our portfolio of essential products and services, deepen our scientific expertise and maintain our standards of exceptional client service, all of which distinguish Charles River as an industry leader and make us the strategic partner of choice in early-stage drug development.”

“The Board’s action to authorize a new stock repurchase plan at this time reflects both its belief that our stock price is substantially undervalued and also its faith in Charles River’s future prospects.  Repurchasing our stock is another means of enhancing earnings growth and improving stockholder value,” he concluded.

Board Authorizes Stock Repurchase Plan

Charles River’s Board of Directors has authorized the repurchase of up to $500 million of its common stock.  The Company is currently exploring alternatives for timely execution.  The stock purchases may be made from time to time through a variety of methods, including open market repurchases such as block trades, 10b5-1 plans or otherwise in compliance with Rule 10b-18 of the federal securities laws and/or privately negotiated transactions.  Funds for the repurchases are expected to come from cash on hand, cash generated by operations, our existing credit facilities or other financing.

Charles River has previously repurchased approximately 11 million shares under its prior $600 million stock repurchase authorization, and as of July 15, 2010, had approximately 66.3 million shares of common stock outstanding.  That authorization, under which there was a remaining balance of approximately $145 million, has been canceled.

Repurchases may be commenced or suspended at any time or from time to time without prior notice, depending on our view of market conditions and other factors.  There are currently no specific plans for the shares that may be purchased under the program.

Earnings Release/Webcast Rescheduled

Charles River has rescheduled its second-quarter 2010 earnings release to Monday, August 2, at 6:30 a.m. ET, with a live webcast to discuss matters relating to the press release beginning at 8:30 a.m. ET on the same day.  To participate in the webcast, please go to ir.criver.com and select the webcast link.  You can also find the associated slide presentation and reconciliations of non-GAAP financial measures to comparable GAAP financial measures on the website.

About Charles River

Accelerating Drug Development. Exactly. Charles River provides essential products and services to help pharmaceutical and biotechnology companies, government agencies and leading academic institutions around the globe accelerate their research and drug development efforts.  Our approximately 8,000 employees worldwide are focused on providing clients with exactly what they need to improve and expedite the discovery, development through first-in-human evaluation, and safe manufacture of new therapies for the patients who need them. To learn more about our unique portfolio and breadth of services, visit www.criver.com

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “will,” “may,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.  These statements also include statements regarding changes in our expectations regarding stock repurchases; the future demand for drug discovery and development products and services (particularly in light of the challenging economic environment), including the outsourcing of these services and present spending trends by our customers; the development and performance of our services and products; market and industry conditions; and Charles River’s future performance.  Forward-looking statements are based on Charles River’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements.  Those risks and uncertainties include, but are not limited to: the ability to successfully integrate businesses we acquire; negative trends in research and development spending, negative trends in the level of outsourced services, or other cost reduction actions by our customers; the ability to convert backlog to sales; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in tax regulation and laws; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas.  A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River's Annual Report on Form 10-K as filed on February 19, 2010, as well as other filings we make with the Securities and Exchange Commission.  Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River, and Charles River assumes no obligation and expressly disclaims any duty to update information contained in this news release except as required by law.

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Investor Contact:
Susan E. Hardy
Corporate Vice President, Investor Relations
781.222.6190
susan.hardy@crl.com

Media Contact:
Amy Cianciaruso
Director, Public Relations
781.222.6168
amy.cianciaruso@crl.com